                                                                    EXHIBIT 10.3

                                                                  EXECUTION COPY






                               MERGER AGREEMENT



                                 BY AND AMONG


                             SATELINK PAGING, INC.


                              MR. A. LEE PICKARD


                                      AND


                             SATELLINK PAGING LLC



                           DATED AS OF MAY 23, 1997

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                               TABLE OF CONTENTS

                                                                       Page
                                                                       ----
ARTICLE 1  CERTAIN DEFINITIONS.....................................      1


ARTICLE 2  MERGER..................................................      5

   2.01    Merger..................................................      5
   2.02    Time and Place of Closing...............................      5
   2.03    Effective Time..........................................      5
   2.04    Articles of Incorporation...............................      6
   2.05    Bylaws..................................................      6
   2.06    Manager.................................................      6
   2.07    Name of Surviving Entity................................      6

ARTICLE 3  MANNER OF CONVERTING SHARES.............................      6

   3.01    Conversion of Shares in Merger..........................      6
   3.02    Exchange Procedures and Payments at Closing.............      6
   3.03    Determination of Amount of Common Stock Payment.........      6
   3.04    Rights of Former Target Shareholders....................      8

ARTICLE 4  REPRESENTATIONS AND WARRANTIES OF TARGET                      8
   AND SHAREHOLDER.................................................

   4.01    Organization and Good Standing, Power and Authority.....      8
   4.02    Capitalization and Ownership............................      8
   4.03    Qualification...........................................      9
   4.04    No Violation of applicable Laws or Agreements...........      9
   4.05    Financial Statements....................................      9
   4.06    Absence of Undisclosed Liabilities......................     10
   4.07    Absence of Certain Changes..............................     10
   4.08    Tax Matters.............................................     10
   4.09    Pending Litigation or Proceedings.......................     11
   4.10    Compliance With Applicable Laws.........................     12
   4.11    Assets..................................................     12
   4.12    Contracts...............................................     13
   4.13    Intellectual Property...................................     13
   4.14    Consents and Approvals..................................     14
   4.15    Employee Benefit Plans..................................     14
   4.16    Compensation Arrangements; Bank Accounts; Officers and
           Directors...............................................     16
   4.17    Transactions With Related Parties.......................     16

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   4.18    Labor Relations.........................................     16
   4.19    Brokerage...............................................     17

ARTICLE 5  REPRESENTATIONS AND WARRANTIES OF BUYER.................     17

   5.01    Organization and Good Standing; Power and Authority.....     17
   5.02    No Violation of Applicable Laws or Agreements...........     17
   5.03    Pending Litigation or Proceedings.......................     17
   5.04    Brokerage...............................................     18
   5.05    Consents and Approvals..................................     18

ARTICLE 6  CERTAIN ADDITIONAL COVENANTS AND AGREEMENTS.............     18

   6.01    Operation of Business Pending Closing...................     18
   6.02    Access to Information...................................     19
   6.03    Schedules...............................................     19
   6.04    Best Efforts............................................     19
   6.05    Exclusive Dealings......................................     20
   6.06    Expenses................................................     20
   6.07    Financing...............................................     20
   6.08    Prepayment Penalties....................................     20
   6.09    Assignment of Radio Permit..............................     20
   6.10    Abatement of Tax Penalties..............................     21

ARTICLE 7  CONDITIONS TO CLOSING...................................     21

   7.01    Conditions To Obligations Of Buyer......................     21
   7.02    Conditions to Obligations of Target.....................     23

ARTICLE 8  TERMINATION.............................................     24

   8.01    When Agreement May be Terminated........................     24
   8.02    Effect of Termination...................................     24

ARTICLE 9  INDEMNIFICATION.........................................     25

   9.01    Definitions.............................................     25
   9.02    Agreement of Indemnitors to Indemnify...................     25
   9.03    Procedures for Indemnification..........................     26
   9.04    Third Party Claims......................................     26
   9.05    Other Rights and Remedies Not Affected..................     28
   9.06    Time Limitations........................................     28
   9.07    Subrogation.............................................     28
   9.08    Buyer's Right of Set-Off................................     28

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ARTICLE 10 MISCELLANEOUS...........................................     29

   10.01   Nature And Survival Of Representations..................     29
   10.02   Amendment...............................................     29
   10.03   Waiver..................................................     30
   10.04   Governing Law...........................................     30
   10.05   Notices.................................................     30
   10.06   Invalid Provision.......................................     31
   10.07   Assignment..............................................     31
   10.08   Binding Effect..........................................     32
   10.09   Further Assurances......................................     32
   10.10   Headings................................................     32
   10.11   Person and Gender.......................................     32
   10.12   Entire Agreement........................................     32
   10.13   Interpretations.........................................     32
   10.14   Arbitration.............................................     32
   10.15   Execution in Counterparts...............................     32


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EXHIBITS:

  A        Lease Agreement
  B        Reseller Agreement
  C        Target Legal Opinion
  D        Non-Compete Agreement
  E        Buyer Legal Opinion


SCHEDULES:

  4.01     Articles and Bylaws
  4.04(e)  Licenses
  4.05     Financial Statements
  4.08     Tax Matters
  4.10(a)  Compliance With Applicable Laws
  4.10(b)  Compliance With Applicable Laws
  4.12     Material Contracts
  4.13     Intellectual Property
  4.14     Consents and Approvals
  4.15     Employee Benefit Plans
  4.16     Compensation Arrangements; Bank Accounts; Officers and Directors

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                               MERGER AGREEMENT


          THIS MERGER AGREEMENT (this "Agreement") is made as of May 23rd, 1997 by and among SATELLINK PAGING LLC, a Georgia limited liability company ("BUYER"), SATELINK PAGING, INC., a Louisiana corporation ("TARGET") and Mr. A.
  -----                                                     ------
Lee Pickard, a resident of the state of Louisiana ("SHAREHOLDER").
                                                    -----------

                                  BACKGROUND
                                  ----------

          The Manager and the Board of Directors of Buyer and Target, respectively, are of the opinion that the transactions described herein are in the best interests of the parties hereto and their respective members and shareholders. This Agreement provides for the acquisition of Target by Buyer pursuant to the merger of Target with and into Buyer. At the effective time of such merger, each outstanding share of common stock of Target shall, subject to the terms and conditions of this Agreement, be converted into the right to receive a cash payment from Buyer and Target shall be merged with and into Buyer. Shareholder is the record and beneficial owner of all of the issued and outstanding shares of Target capital stock (the "SHARES"). Shareholder desires
                                                 ------
to sell and Buyer desires to purchase all of the Shares, upon the terms and conditions set forth in this Agreement.

                                   AGREEMENT
                                   ---------

          NOW, THEREFORE, in consideration of the mutual promises contained herein, and other good and valuable consideration, the receipt and sufficiency of which hereby are acknowledged, the parties agree as follows:


                                   ARTICLE 1
                              CERTAIN DEFINITIONS

          As used herein and in the Schedules and Exhibits hereto, the following terms have the following respective meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

          "ACQUISITION PROPOSAL" is defined in Section 6.05.
           --------------------

          "AGREEMENT" means this Merger Agreement and all Schedules and Exhibits
           ---------
hereto, as the same may be supplemented, modified or amended from time to time.

          "AFFILIATE" is defined in Section 4.15(g).
           ---------

          "APPLICABLE LAW" means all applicable provisions of constitutions,
           --------------
statutes, laws, rules, regulations and orders of all Governmental Authorities.

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          "ASSETS" of a Person shall mean all of the assets, properties,
           ------
businesses and rights of such Person of every kind, nature, character and description, whether real, personal or mixed, movable or immovable, corporeal or incorporeal, tangible or intangible, accrued or contingent, or otherwise relating to or utilized in such Person's business, directly or indirectly, in whole or in part, whether or not carried on the books and records of such Person, and whether or not owned in the name of any such Person and wherever located, including goodwill.

          "BENEFIT PLANS" is defined in Section 4.15(a).
           -------------

          "BUYER" is defined in the first paragraph of this Agreement.
           -----

          "CLOSING" means the consummation of the transactions described in this
           -------
Agreement, and "CLOSING DATE" means the date upon which such consummation
                ------------
occurs.

           "CLOSING BALANCE SHEET" is defined in Section 3.03(a).
            ---------------------

           "CLOSING FINANCIAL DATA" is defined in Section 3.03(a).
            ----------------------

           "CODE" means the Internal Revenue Code of 1986, as amended, and the
            ----
rules and regulations promulgated thereunder.

           "COMMON STOCK" means the issued and outstanding common stock of
            ------------
Target, no par value.

          "COMMON STOCK PAYMENT" is defined in Section 3.01.
           --------------------

          "CONFIDENTIAL INFORMATION" means any confidential or proprietary
           ------------------------
information about Target, provided that it does not include information which Buyer can demonstrate (i) is or becomes generally available to or known by the public other than as a result of improper disclosure by Buyer or (ii) is obtained by Buyer from a source other than Target, provided that such source was not bound by a duty of confidentiality to Target with respect to such information or (iii) Buyer independently develops, without recourse to the Confidential Information.

          "DETERMINATION" is defined in Section 3.03(b).
           -------------

          "EBITDA" means Target's earnings before interest, taxes, depreciation
           ------
and amortization, as determined in accordance with GAAP.

          "EFFECTIVE TIME" means the date and time on which the Merger becomes
           --------------
effective with the Secretary of State of Georgia.

          "ERISA" means the Employee Retirement Income Security Act of 1974, as
           -----
in effect from time to time.

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          "ESTIMATED BALANCE SHEET" is the unaudited balance sheet of Target,
           -----------------------
dated as of April 30, 1997.

          "ESTIMATED COMMON STOCK PAYMENT" an amount equal to the Net Equity
           ------------------------------
Value of Target as shown on the Estimated Balance Sheet.

          "FCC" means the Federal Communications Commission.
           ---

          "FINANCING" is defined in Section 6.07.
           ---------

          "FINANCIAL STATEMENTS" is defined in Section 4.05.
           --------------------

          "FORMER AFFILIATE" is defined in Section 4.15(g).
           ----------------

          "GAAP" consists of the official publications of the American
           ----
Institute of Certified Public Accountants. These official publications consist of Accounting Principles, Board Opinions, Financial Accounting Standards Board Statements, and Accounting Research Bulletins. In the event there is no official pronouncement, the consensus of the accounting profession, as manifested in textbooks, for example, determines GAAP.

          "GOVERNMENTAL AUTHORITY" means any federal, state, county, local,
           ----------------------
foreign or other governmental or public agency, instrumentality, commission, authority, board or body.

          "GROSS ENTERPRISE VALUE" of Target shall be $1,650,000.
           ----------------------

          "HART-SCOTT ACT" means the Hart-Scott-Rodino Antitrust Improvements
           --------------
Act of 1976, as amended, and all regulations promulgated thereunder.

          "INDEMNIFICATION CLAIM" is defined in Section 9.01.
           ---------------------

          "INDEMNITEES" is defined in Section 9.01.
           -----------

          "INDEMNITORS" is defined in Section 9.01.
           -----------

          "INTELLECTUAL PROPERTY" means all patents, designs, art work, designs-
           ---------------------
in progress, formulations, know-how, prototypes, inventions, trademarks, trade names, trade styles, service marks, and copyrights owned or held by Target and related to Target's business; all registrations thereof and applications therefor, both registered and unregistered, foreign and domestic; all trade secrets or processes owned by or belonging to Target and related to Target's business; all computer software (including documentation and related object and, if applicable, source codes) owned by or belonging to Target and related to Target's business; and all confidential or proprietary information that are either (i) owned

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by Target and related to Target's business, whether or not reflected on the books and records of Target, or (ii) as to which Target has rights as licensee, constituting all of the intellectual property of Target used exclusively in Target's business.

          "KNOWLEDGE" with respect to Target, means those facts known by
           ---------
Shareholder and, with respect to Buyer, means those facts known by Jerry W. Mayfield or Daniel D. Lensgraf.

          "LETTER OF INTENT" means that certain Letter of Intent dated by Buyer
           ----------------
on November 14, 1996 and approved and accepted by Shareholder on November 15, 1996.

          "LOSSES" is defined in Section 9.01.
           ------

          "MATERIAL ADVERSE EFFECT" means a material adverse effect to the
           -----------------------
property, business, operations, or financial condition of Target or Buyer, as the case may be.

          "MATERIAL CONTRACTS" is defined in Section 4.12.
           ------------------

          "MERGER" means the merger of Target with and into Buyer in accordance
           ------
with this Agreement and the Georgia Business Corporation Code.

          "NET EQUITY VALUE" of Target is the amount equal to the Gross
           ----------------
Enterprise Value less all liabilities of Target which are required by GAAP to be reflected on Target's balance sheet.

          "NOTIFICATION PERIOD" is defined in Section 3.03(b).
           -------------------

          "PERMITTED ENCUMBRANCES" means (i) liens for taxes not yet due and
           ----------------------
payable, (ii) personal property leases, and (iii) with respect to Real Property, privileges, easements, rights of way, licenses, covenants, zoning and other restrictions of record, which individually or in the aggregate do not affect the current uses of the Real Property.

          "PERSON" means an individual, corporation, partnership, association,
           ------
trust or unincorporated organization, or a government or any agency or political subdivision thereof.

          "PRIME RATE" means the prime rate as published in the "Money Rates"
           ----------
column of The Wall Street Journal, Eastern Edition; in the event that more than one such rate is reported, the Prime Rate shall equal the average of such rates.

          "PURCHASE ADJUSTMENT AMOUNT" is defined in Section 3.03.
           --------------------------

          "RADIO PERMIT" means all of the right, title and interest of Target
           ------------
and/or Shareholder in and to licenses, permits, certificates and governmental authorizations of Target and/or Shareholder related to the operation of a radio station, including, without

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limitation, licenses for call signs WNHU977, WNVK659, WPAF 675 and WNZK555 issued by the FCC.

          "RELATED PARTY" means any of the officers or directors of any of
           -------------
Target; any affiliate or relative of any such person; or any business or entity in which Target or any affiliate or relative of any such person has any direct or material indirect interest.

          "SHAREHOLDER" is defined in the first paragraph of this Agreement.
           -----------

          "SHARES" is defined in the second paragraph of this Agreement.
           ------

          "SURVIVING ENTITY" means the entity surviving the Merger.
           ----------------

          "TARGET" is defined in the first paragraph of this Agreement.
           ------

          "TAX RETURNS" means all returns or reports, including accompanying
           -----------
schedules, with respect to Taxes.

          "TAXES" means all federal, state, local and foreign income, premium,
           -----
payroll, withholding, excise, sales, use, real and personal property, use and occupation, mercantile, capital stock, franchise and other taxes, including interest and penalties thereon and all estimated taxes.

          "THIRD PARTY CLAIM" is defined in Section 9.01.
           -----------------

                                   ARTICLE 2
                                    MERGER

          2.01    Merger.  Subject to the terms and conditions of this
                  ------
Agreement, at the Effective Time, Target shall be merged with and into Buyer in accordance with the applicable provisions of the Georgia Business Corporation Code and the Louisiana Business Corporation Law. Buyer shall be the Surviving Entity resulting from the Merger and shall continue to be governed by the laws of the State of Georgia. The Merger shall be consummated pursuant to the terms of this Agreement, which has been approved by the Manager and Board of Directors of Buyer and Target, respectively.

          2.02    Time and Place of Closing.  The Closing will take place at
                  -------------------------
9:00 AM (Atlanta, Georgia time) on June 2, 1997. The place of the Closing will be at the offices of Alston & Bird LLP, One Atlantic Center, 1201 West Peachtree Street, Atlanta, Georgia 30309-3424, or such other place as may be mutually agreed upon by the parties.

          2.03    Effective Time.  The Merger and other transactions
                  --------------
contemplated by this Agreement shall become effective on the date and at the time the Articles of Merger become effective with the Secretary of State of Georgia. Subject to the terms and conditions hereof, unless otherwise mutually agreed upon by the parties in writing, the

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parties shall use their reasonable efforts to cause the Effective Time to occur at the close of business on the Closing Date.

          2.04    Articles of Organization.  The articles of organization of
                  ------------------------
Buyer in effect immediately prior to the Effective Time shall be the articles of organization of the Surviving Entity at the Effective Time.

          2.05    Operating Agreement.  The operating agreement of Buyer in
                  -------------------
effect immediately prior to the Effective Time shall be the operating agreement of the Surviving Entity at the Effective Time.

          2.06    Manager.  From and after the Effective Time, the Manager of
                  -------
Buyer in office immediately prior to the Effective Time shall remain the Manager of the Surviving Entity and shall continue to hold such office from the Effective Time until its successor is appointed in the manner provided by the operating agreement of the Surviving Entity.

          2.07 Name of Surviving Entity. The name of the Surviving Entity will be Satellink Paging LLC.


                                   ARTICLE 3
                          MANNER OF CONVERTING SHARES

          3.01    Conversion of Shares in Merger.  Subject to the provisions of
                  ------------------------------
this Article 3, at the Effective Time, by virtue of the Merger and without any action on the part of the Shareholder the Shares issued and outstanding at the Effective Time shall cease to be outstanding and shall be converted into and exchanged for the right to receive from Buyer an aggregate payment (the "COMMON
                                                                         ------
STOCK PAYMENT") equal to a cash payment of $1,650,000, less the estimated amount
-------------
of the liabilities of Target as of the Closing Date.

          3.02    Exchange Procedures and Payments at Closing.  At the Closing,
                  -------------------------------------------
Shareholder shall surrender the certificate or certificates representing the Shares issued and outstanding at the Effective Time to Buyer, all such certificates to be duly endorsed in blank or accompanied by a duly executed assignment separate from such certificate. Shareholder shall, upon surrender of such certificate or certificates, receive in exchange therefor on the Closing Date an amount equal to ninety percent (90%) of the Common Stock Payment.

            3.03  Determination of Amount of Common Stock Payment.
                  ------------------------------------------------

          (a) Within thirty (30) days after the Closing Date, Shareholder will cause to be prepared and delivered to Buyer an audited balance sheet of Target as of the close of business on the Closing Date (the "CLOSING BALANCE SHEET"),
                                                      ---------------------
which Closing Balance Sheet shall be accompanied by a Schedule setting forth the difference, if any, between the Net Equity Value of Target based on the Closing Balance Sheet and the Net

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Equity Value of Target based on the Estimated Balance Sheet (collectively, the
"CLOSING FINANCIAL DATA"), prepared in accordance with GAAP.
 ----------------------

          (b) Within thirty (30) days after receipt of the Closing Financial Data (the "NOTIFICATION PERIOD"), Buyer will notify Shareholder in writing of
           -------------------
any objections Buyer may have to the Closing Financial Data. In the absence of such written objections timely made, Buyer shall be deemed to have approved the Closing Financial Data for purposes of the adjustment, if any, to be made pursuant to this SECTION 3.03 on the expiration of the Notification Period. If Buyer timely notifies Shareholder in writing of objections to the Closing Financial Data, and if any such objections cannot be resolved by Shareholder and Buyer within thirty (30) days after receipt by Shareholder of such objections, such dispute shall immediately be referred to a mutually satisfactory independent certified public accounting firm of national reputation which has not been employed by either Buyer or Target, or any affiliate of either Buyer or Target, during the one (1) year preceding the date of such referral and which has agreed to meet the time deadlines imposed herein. The determination of such firm with respect to such dispute (the "DETERMINATION"), which shall occur on or
                                        -------------
prior to ninety (90) days after the Closing Financial Data has been received by Buyer, shall be conclusive and binding on the parties hereto. Buyer and Shareholder shall each pay one-half of the fees of such firm incurred in resolving such dispute. Target shall, upon request of Buyer make available to Arthur Andersen & Co., accountants for Buyer, all work papers prepared in connection with the preparation of the Closing Balance Sheet.

          (c) If the Common Stock Payment based upon the Net Equity Value of Target based on the Closing Balance Sheet (as the same may be adjusted as a result of any agreement between Shareholder and Buyer with respect to any objection raised by Buyer or as a result of the Determination) is greater than the Estimated Common Stock Payment based upon the Net Equity Value of Target based on the Estimated Balance Sheet, Buyer shall pay to Shareholder an amount equal to such difference. Such payment shall be made by wire transfer within two (2) business days following the earliest to occur of (i) final approval of the Closing Financial Data by Buyer, (ii) expiration of the Notification Period with no written objections being received by Shareholder, or (iii) receipt by Shareholder and Buyer of the Determination. If, however, the Common Stock Payment based on the Net Equity Value of Target based on the Closing Balance Sheet (as the same may be adjusted as a result of any agreement between Shareholder and Buyer with respect to any objection raised by Buyer or as a result of the Determination) is less than the Estimated Common Stock Payment based on the Net Equity Value of Target based on the Estimated Balance Sheet, Shareholder shall pay to the Buyer an amount equal to such difference. Such payment shall be made (A) first by reduction of the Purchase Adjustment Amount (as defined herein), and (B) the balance, if any, by wire transfer to the account of Buyer within two (2) business days following the earliest to occur of
(i) final approval of the Closing Financial Data by Buyer, (ii) expiration of the Notification Period with no written objections being received by Shareholder, or (iii) receipt by Shareholder and Buyer of the Determination.

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          (d) To secure the payment of any amounts to which Shareholder may be entitled if the Common Stock Payment is less than the Estimated Common Stock Payment, ten percent (10%) of the Common Stock Payment shall be retained by Buyer until the six month anniversary of the Closing Date (the "PURCHASE
                                                                --------
ADJUSTMENT AMOUNT").  Upon the six month anniversary of the Closing Date, any
-----------------
portion of the Purchase Adjustment amount to which Buyer is not entitled pursuant to SECTION 3.03(C) shall be paid to Shareholder by wire transfer.

          3.04    Rights of Former Target Shareholders.  At the Effective Time,
                  ------------------------------------
the stock transfer books of Target shall be closed and no transfer of Common Stock of Target shall thereafter be made or recognized. Until surrendered for exchange in accordance with the provisions of SECTION 3.02 of this Agreement, each certificate theretofore representing shares of Common Stock of Target shall from and after the Effective Time represent for all purposes only the right to receive the Common Stock Payment.


                                   ARTICLE 4
                         REPRESENTATIONS AND WARRANTIES
                           OF TARGET AND SHAREHOLDER

          Target and Shareholder, jointly and severally, hereby represent and warrant to Buyer as of the date hereof as follows:

          4.01    Organization and Good Standing; Power and Authority.  Target
                  ---------------------------------------------------
is a corporation duly organized, validly existing and in good standing under the laws of the state of Louisiana. Target has the requisite corporate power and authority to own or lease its properties and assets. Target has the requisite corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance by Target of its obligations under this Agreement, and the consummation of the transactions contemplated hereby, have been duly and validly authorized by all necessary corporate action on the part of Target. This Agreement has been duly and validly executed and delivered by Target and constitutes Target's valid and binding obligation, and is enforceable against Target in accordance with its terms. The copies of the articles of incorporation and bylaws of Target, as amended to date, which are attached as SCHEDULE 4.01, and copies of the
                                       -------------
corporate minutes of Target, which have been made available to Buyer for review, are correct and complete and are in full force and effect. The stock record books of Target, which have been made available to Buyer for review, contain complete and accurate records of the stock ownership of Target.

          4.02    Capitalization and Ownership.  Target's authorized capital
                  ----------------------------
stock consists of five hundred (500) shares of Common Stock, no par value, of which one hundred (100) shares are currently issued and outstanding and none of which are held in its treasury. All of such outstanding shares of Target have been duly authorized, validly issued and are fully paid and nonassessable. None of the outstanding shares of capital stock of Target

                                      -8-
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has been issued in violation of any preemptive rights of the current or past shareholders of Target. There are no outstanding options, warrants, rights, agreements, calls, commitments or demands of any character relating to the capital stock of Target and no securities convertible into or exchangeable for any of such capital stock. Shareholder owns all of the issued and outstanding shares of Common Stock, free and clear of all liens, privileges, pledges, mortgages, claims, charges, security interests and other encumbrances or adverse claims of any kind or nature. Target does not, directly or indirectly, own any stock of, or any other interest in, any Person.

          4.03    Qualification.  Target is duly qualified or licensed to do
                  -------------
business and is in good standing as a foreign corporation in each jurisdiction in which such qualification or licensing is necessary under Applicable Law.

          4.04    No Violation of Applicable Laws or Agreements.  The execution
                  ---------------------------------------------
and delivery of this Agreement by Target do not, and the consummation of the Merger and the other transactions contemplated by this Agreement and the compliance with the terms, conditions and provisions of this Agreement by Target, will not (a) violate or conflict with any provision of Target's articles of incorporation or bylaws; (b) violate, conflict with or result in the breach or termination of, or otherwise give any contracting party (which has not consented to such execution, delivery and consummation) the right to change the terms of, or to terminate or accelerate the maturity of, or constitute a default under the terms of, any indenture, mortgage, loan or credit agreement or any other material agreement (including, but not limited to airtime purchase agreements, tower leases and rental agreements) or instrument to which Target is a party or by which Target or any of its assets may be bound or affected; (c) violate any Applicable Law; (d) result in the creation or imposition of any lien, charge or encumbrance of any nature whatsoever upon Target's assets or give to others any interests or rights therein; other than any such conflicts, breaches, terminations, accelerations, defaults or violations that would not, individually or in the aggregate, have a Material Adverse Effect; or (e) except for those licenses described on SCHEDULE 4.04(e) as to which governmental
                                ----------------
approval is required in connection with the Merger, result in the revocation or suspension of any license or permit held by Target.

          4.05    Financial Statements.  Attached hereto as SCHEDULE 4.05 are
                  --------------------                      -------------
(a) the unaudited consolidated balance sheets of Target as of December 31, 1996, 1995 and 1994 and the related consolidated statements of income, stockholders' equity and statements of cash flows of Target for the years ended December 31, 1996, 1995 and 1994 (the "FINANCIAL STATEMENTS"). The Financial Statements (a)
                          --------------------
have been prepared in accordance with GAAP consistently applied (except as may be indicated therein or in the notes thereto), (b) present fairly the financial position of Target as of the dates indicated and present fairly the results of Target operations for the periods then ended, (c) are in accordance with the books and records of Target, which have been properly maintained and are complete and correct in all material respects, and (d) the aggregate reserve reflected therein was determined in accordance with generally accepted actuarial

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standards consistently applied (except as otherwise noted therein), is fairly stated in accordance with sound actuarial principles and is in conformance with GAAP.

          4.06    Absence of Undisclosed Liabilities. Target does not have any
                  ----------------------------------
liabilities, whether absolute, contingent or conditional, that are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Target, except liabilities which are accrued or reserved against in the consolidated balance sheets of Target as of December 31, 1996, included in the Financial Statements or reflected in the notes thereto. Target has not incurred or paid any liability, whether absolute, contingent or conditional, since January 1, 1997, except for such liabilities incurred or paid (i) in the ordinary course of business consistent with past business practice and which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Target or (ii) in connection with the transactions contemplated by this Agreement. Target is not directly or indirectly liable, by guarantee, indemnity or otherwise, upon or with respect to, or obligated, by discount or repurchase agreement or in any other way, to provide funds in respect to, or obligated to guarantee or assume any liability, whether absolute or contingent, known or unknown, of any other Person.

          4.07    Absence of Certain Changes.  Since January 1, 1997 (a) there
                  --------------------------
have been no events, changes or occurrence having, or which would reasonably be expected to result in, a Material Adverse Effect upon Target, and (b) Target has not taken any action, or failed to take any action, prior to the date of this Agreement, which action or failure, if taken or omitted after the date of this Agreement, would represent or result in a breach or violation of any of the covenants and agreements of Target provided in Article 6. Since January 1, 1997, the business of Target has been conducted only in the ordinary and usual course consistent with past practice, except with respect to the transactions contemplated in this Agreement.

          4.08  Tax Matters.
                -----------

          (a) All Tax Returns required to be filed by or on behalf of Target have been timely filed or requests for extensions have been timely filed, granted, and have not expired for periods ended on or before December 31, 1995, and on or before the date of the most recent applicable year end immediately preceding the Effective Time, and all Tax Returns filed are complete and accurate. All Taxes and other related liabilities due and owing with respect to periods preceding the Effective Time have been paid, accrued on the Financial Statements or, in the case of financial statements Target prepared in the ordinary course of business covering the period from January 1, 1997 through the Effective Time, will be accrued on such financial statements, whether or not such Taxes or other liabilities are shown on filed Tax Returns. As of the date of this Agreement, there is no audit examination, deficiency, or refund litigation pending or, threatened with respect to any Taxes, except as reserved against in the Financial Statements. All Taxes and other liabilities due with respect to completed and settled examinations or concluded litigation regarding Tax Returns have been paid. Target has not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a tax

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assessment or deficiency.  There are no liens, privileges, pledges, mortgages or security interests on any of the assets of Target resulting from any failure (or alleged failure) to pay any Tax. Attached to SCHEDULE 4.08 are correct and
                                              -------------
complete copies of Target federal and state income tax returns for the years ended December 31, 1993, 1994 and 1995.

          (b) Target has not executed an extension or waiver of any statute of limitations on the assessment or collection of any Tax due (excluding such statutes that relate to years currently under examination by the Internal Revenue Service or other applicable taxing authorities) that is currently in effect.

          (c) Adequate provision for any Taxes due or to become due for Target for the period or periods through and including the Effective Date has been made.

          (d) Deferred Taxes of Target have been provided for on the Financial Statements in accordance with GAAP.

          (e) Target is in compliance with, and its records contain all information and documents (including properly completed IRS Forms W-9) necessary to comply with, all applicable information reporting and Tax withholding requirements under federal, state, and local tax laws, and such records identify with specificity all accounts subject to backup withholding under Section 3406 of the Internal Revenue Code

          (f) Target has not (i) filed any consent or agreement under Section 341(f) of the Code, (ii) applied for any tax ruling, (iii) entered into a closing agreement with any taxing authority, (iv) filed an election under
Section 338(g) or 338(h)(10) of the Code (nor has a deemed election under Section 338(e) of the Code occurred), (v) made any payments, or been a party to an agreement (including this agreement) that under any circumstance would obligate Target or the Surviving Corporation, to make payments that will not be deductible because of Section 280G or 162(m) of the Code, or (vi) been a party to any tax allocation or tax sharing agreement. Target is not a "United States Real Property Holding Company" within the meaning of Section 897 of the Code. Target has disclosed in accordance with applicable law on its federal income tax returns all positions therein that could give rise to an understatement of federal income tax.

          (g) Target has not (i) been a member of an affiliated group filing a consolidated federal income tax return or (ii) been liable for taxes of any person or entity under Treas. Reg. (S) 1.1502-6 (or any similar provision of state, local or foreign law) as a transferee or successor, by contract, or otherwise.

          4.09    Pending Litigation or Proceedings.  There are no claims,
                  ---------------------------------
suits, actions, proceedings, arbitrations or investigations pending or threatened, against or otherwise relating to or involving Target or any of its properties, the outcome of which would reasonably be expected to have, individually or in the aggregate, a Material Adverse

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Effect or to affect the ability of Target to consummate the transactions contemplated by this Agreement.

          4.10    Compliance With Applicable Laws.  Neither Target nor
                  -------------------------------
Shareholder is in violation of any Applicable Law. Target and/or Shareholder holds all licenses, permits, registrations and other authorizations required to conduct Target's business, and all such licenses, permits, registrations and other authorizations are listed on SCHEDULE 4.10(a) and, except as set forth on
                                   -------------
SCHEDULE 4.10(b), are valid and in full force and effect and there has occurred
                --
no default under any such license, permit, registration or other authorization is in compliance with all such licenses, permits, registrations and authorizations. Neither Target nor Shareholder is subject to any judgment, order, writ, injunction or decree issued by any court or any governmental agency.

          4.11  Assets.
                ------

          (a) Target has good, valid and merchantable and marketable title, free and clear of all liens, pledges, mortgages, claims, charges, security interests and other encumbrances of any kind or nature to all of its respective Assets.
To Target's Knowledge, all tangible and/or corporeal properties used in the business of Target are in good condition, reasonable wear and tear excepted, and are usable in the ordinary course of business consistent with Target's past practices.

          (b) All items of inventory of Target reflected on the most recent balance sheet included in the Financial Statements delivered prior to the date of this Agreement and prior to the Effective Time consisted and will consist, as applicable, of items of a quality and quantity usable and saleable in the ordinary course of business and conform to generally accepted standards in the industry in which Target is a part.

          (c) The accounts receivable of Target as set forth on the most recent balance sheet included in the Financial Statements delivered prior to the date of this agreement or arising since the date thereof are valid and genuine; have arisen solely out of bona fide sales and deliveries of goods, performance of services and other business transactions in the ordinary course of business consistent with past practice; are not subject to valid defenses, set-offs or counterclaims; and are collectible within 90 days after billing at the full recorded amount thereof less, in the case of accounts receivable appearing on the most recent balance sheet included in the Financial Statements delivered prior to the date of this Agreement, the recorded allowance for collection losses on such balance sheet. The allowance for collection losses on such balance sheet has been determined in accordance with GAAP.

          (d) All Assets which are material to Target's business on a consolidated basis, held under leases or subleases by Target are held under valid Contracts enforceable in accordance with their respective terms, and each such Contract is in full force and effect.

                                      -12-
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          (e) Target currently maintains insurance similar in amounts, scope, and coverage to that maintained by other peer organizations. Target has not received notice from any insurance carrier that (i) any policy of insurance will be canceled or that coverage thereunder will be reduced or eliminated, or (ii) premium costs with respect to such policies of insurance will be substantially increased. There are presently no claims pending under such policies of insurance and no notices of claims in excess of such amounts have been given by Target under such policies.

          (f) The Assets of Target include all Assets required to operate the business of Target as presently conducted.

          4.12    Contracts.  The Assets of Target include all of the contracts,
                  ---------
airtime purchase agreements, leases, warranties, commitments, agreements, arrangements and purchase and sales orders, whether oral or written, pursuant to which Target enjoys any right or benefit in connection with Target's business, whether or not reflected upon the books and records of the Target, together with the right of Target to receive income in respect of such contracts, leases, warranties, commitments, agreements, arrangements, and purchase and sales orders on and after the Closing Date. SCHEDULE 4.12 contains a correct and complete
                                -------------
list of all contracts, leases, warranties, legal commitments, agreements, arrangements, whether oral or written, pursuant to which Target enjoys any rights or benefits or undertakes any obligations or liabilities that (i) have a duration of twelve (12) months or more and which are not terminable by Target without penalty upon thirty (30) days or less prior written notice, (ii) require or could reasonably be expected to require any party thereto to pay $5,000 or more, or (iii) are between Target and any shareholder or employee thereof or Related Party (collectively, the "MATERIAL CONTRACTS"). Except as set forth on
                                  ------------------
SCHEDULE 4.12, all Material Contracts are in full force and effect, and none of
-------------
the parties thereto is in default under nor has any event occurred which with the passage of time or giving notice or both would result in any party to a Material Contract being in default under any of the terms thereof.

          4.13    Intellectual Property.  SCHEDULE 4.13 contains a true and
                  ---------------------   -------------
correct list of all Intellectual Property owned or used by Target or any affiliate of Target relating to or used or useful in connection with the Target's business, containing a brief description of each item of Intellectual Property and the nature of Target's interest therein. The Assets include and, upon the consummation of the transactions contemplated by this Agreement, Buyer will own or have the uncontested right to use all patents, designs, art work, designs-in-progress, formulations, know-how, inventions, trademarks, trade names, trade styles, service marks, copyrights, manufacturing processes, and confidential or proprietary information necessary for the conduct of Target's business as presently conducted. No claim is pending or, to the Knowledge of Target threatened, and Target has not received notice that the conduct of Target's business (including without limitation, Target's use of any Intellectual Property) infringes upon or conflicts with any rights claimed therein by any third party, nor is Target aware of any unasserted claim the assertion of which is probable. No use by Target of any Intellectual Property licensed to it violates the terms of any agreement pursuant to which it is licensed. No claim is

                                      -13-
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pending, or to the knowledge of Target threatened, which alleges that any
Intellectual Property owned or licensed by Target for use in Target's business or which Target otherwise has the right to use is invalid or unenforceable by Target, nor is Target aware of any such claim that is unasserted, but the assertion of which is probable. With respect to Target's business, Target does not manufacture products which are the subject of patents, patent applications, copyrights, copyright applications, trademarks, trademark applications, trade styles, service marks, or trade secrets owned by or licensed from third parties. No royalties or fees are payable by Target to anyone for use of the Intellectual Property. True, correct, and complete copies of all agreements pursuant to which Target has any license or right to use any Intellectual Property are attached to
SCHEDULE 4.13. All such agreements are in full force and effect and there are
-------------
no existing defaults or events of default, real or claimed, or events which with or without notice or lapse of time or both would constitute defaults under such agreements that would give the non-defaulting party a right to terminate such agreement or a right to receive any payment pursuant to such agreement. With respect to Target's business, Target has not received any notice that any operation or machinery employed by Target, violates or infringes upon any claims of any United States or foreign patent or patent application owned or held by any third party, nor is Target aware of any unasserted claim the assertion of which is probable. All Intellectual Property and registrations, applications, and agreements related thereto are fully assignable to Buyer without the consent of any third party.

          4.14    Consents and Approvals.  Except as set forth on SCHEDULE 4.14,
                  ----------------------                          -------------
the execution, delivery and performance of this Agreement by Target and the consummation of the transactions contemplated hereby do not require any consent, approval or authorization of, or registration or filing with, any Person or Governmental Authority.

          4.15  Employee Benefit Plans.
                ----------------------

          (a) The only employee pension benefit plans (as defined in Section 3(2) of ERISA), welfare benefit plans (as defined in Section 3(1) of ERISA), bonus, stock purchase, stock ownership, stock option, deferred compensation, incentive or other compensation plan or arrangement, and other material employee fringe benefit plans presently maintained by, or contributed to by Target for the benefit of any current or former employee of Target, other than a multiemployer plan as defined in Section 3(37) of the ERISA, are those listed on
SCHEDULE 4.15 (the "BENEFIT PLANS").
-------------       -------------

          (b) Target and each of the Benefit Plans are in compliance with the applicable provisions of ERISA, and those provisions of the Code applicable to the Benefit Plans.

          (c) All contributions to, and payments from, the Benefit Plans which may have been required to be made in accordance with the Benefit Plans and, when applicable, Section 302 of ERISA or Section 412 of the Code, have been timely made.

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          (d) There are (i) no pending investigations by any Governmental
Authority involving the Benefit Plans, (ii) no termination proceedings involving the Benefit Plans, (iii) no threatened or pending claims (except for claims for benefits payable in the normal operation of the Benefit Plans), suits or proceedings against any Benefit Plan or asserting any rights or claims to benefits under any Benefit Plan which could give rise to any material liability, and (iv) no facts which could give rise to any material liability in the event of such investigation, claim, suit or proceeding.

          (e) Neither the Benefit Plans, Target, nor any employee of Target nor any trusts created thereunder or any trustee, administrator or other fiduciary thereof, has engaged in a "prohibited transaction" (as such term is defined in Section 4975 of the Code or Section 406 of ERISA) which could subject Target to the tax or penalty on prohibited transactions imposed by such Section 4975 or the sanctions imposed under Title I of ERISA. Neither the Benefit Plans nor any such trust has been terminated nor have there been any "reportable events" (as defined in Section 4043 of ERISA and the regulations thereunder) with respect to either thereof.

          (f) No Benefit Plan subject to Title IV of ERISA has incurred any material liability to the Pension Benefit Guaranty Corporation other than for the payment of premiums, all of which have been paid when due. No Benefit Plan has applied for or received a waiver of the minimum funding standards imposed by
Section 412 of the Code. Target has furnished to Buyer the most recent actuarial report with respect to each Benefit Plan that is a defined benefit pension plan as defined by Section 3(35) of ERISA. The information supplied to the actuary by Target for use in preparing those reports was complete and accurate and Target has no reason to believe that the conclusions expressed in those reports are incorrect.

          (g) At no time for which any relevant statute of limitations remains open have (a) Target, (b) any employer that is, together with Target, treated as a "single employer" under Section 414(b), 414(c) or 414(m) of the Code (an "AFFILIATE"), or (c) any employer that was at any time after September 2, 1984,
 ---------
an Affiliate of Target (a "FORMER AFFILIATE"), incurred any liability which
                           ----------------
could subject Buyer or Target to liability under Section 4062, 4063 or 4064 of ERISA.

          (h) At no time for which any relevant statute of limitations remains open has Target or any Affiliate or Former Affiliate been required to contribute to, or incurred any withdrawal liability within the meaning of Section 4201 of ERISA, to any multiemployer pension plan, within the meaning of Section 3(37) of ERISA, which liability has not been fully paid as of the date hereof.

          (i) Target has complied with the notice and continuation coverage requirements of Section 4980B of the Code and the regulations thereunder with respect to each Benefit Plan that is, or was during any taxable year of Target for which the statute of limitations on the assessment of federal income taxes remains open, by consent or otherwise, a group health plan within the meaning of
Section 5000(b)(1) of the Code.

                                      -15-
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          (j) Target has not incurred or is reasonably likely to incur any liability that is or could reasonably be expected to become a liability of Target with respect to any plan or arrangement that would be included within the definition of "Benefit Plan" hereunder but for the fact that such plan or arrangement was terminated before the date of this Agreement.

          (k) No payment which is or may be made by Target, or from any Benefit Plan, to any employee, former employee, director or agent of Target under the terms of any Benefit Plan, either alone or in conjunction with any other payment, will or could be characterized as an excess parachute payment under
Section 280G of the Code.

          (l) Target has not incurred any liability to provide death or medical benefits with respect to any current or former employee of Target beyond retirement or other termination of employment other than as required by Section 4890B of the Code, benefit provisions under any employee pension benefit plan, deferred compensation accrued on Target's books, disability benefits which have been fully provided for by insurance or otherwise, or a severance pay plan.

          4.16    Compensation Arrangements; Bank Accounts; Officers and
                  ------------------------------------------------------
Directors.  SCHEDULE 4.16 sets forth the following information including, where
---------   -------------
applicable, a copy of any relevant document reflecting such information:

          (a) the name and current annual salary, including any bonus, if applicable, of each of the present officers and employees of Target whose current annual salary, including any promised or customary bonus, equals or exceeds $50,000, together with a statement of the full amount of all cash remuneration paid by Target to each such person and to any director of Target, during the twelve-month period preceding the date hereof;

          (b) the name of each bank, brokerage house or other financial institution in which Target has an account or safe deposit box, the identifying numbers thereof, and the names of all persons authorized to draw thereon or to have access thereto; and

          (c) the name and title of each director and officer of Target and of each trustee, fiduciary or plan administrator of each Benefit Plan.

          4.17  Transactions With Related Parties.  No Related Party:
                ---------------------------------

          (a) has borrowed money or loaned money to Target which will not be repaid on or before Closing;

          (b) has any contractual or other claim against Target; or

          (c) had, since January 1, 1993, any interest in any property or assets used by Target in its business.

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          4.18    Labor Relations.  (a) no employee of Target is represented by
                  ---------------
any union or other labor organization; (b) there is no unfair labor practice complaint against Target pending or overtly threatened before the National Labor Relations Board; and (c) there is no labor strike, dispute, slow down or stoppage actually pending or threatened against or involving Target.

          4.19    Brokerage.  Neither Target nor Shareholder has made any
                  ---------
agreement or taken any other action which might cause anyone to become entitled to a broker's fee or commission as a result of the transactions contemplated hereby.

                                   ARTICLE 5
                    REPRESENTATIONS AND WARRANTIES OF BUYER

          Buyer hereby represents and warrants to Target and Shareholder as of the date hereof and in all cases to the Knowledge of Buyer as follows:

          5.01    Organization and Good Standing; Power and Authority.  Buyer is
                  ---------------------------------------------------
a limited liability company duly organized, validly existing and in good standing under the laws of the State of Georgia. Buyer has the requisite power and authority to own or lease its assets as now owned or leased, and to execute and deliver this Agreement and to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance by Buyer of its obligations under this Agreement, and the consummation of the transactions contemplated hereby, have been duly and validly authorized by all necessary action on the part of Buyer. This Agreement has been duly and validly executed and delivered by Buyer and constitutes Buyer's valid and binding obligation, enforceable against Buyer in accordance with its terms.

          5.02    No Violation of Applicable Laws or Agreements.  The execution
                  ---------------------------------------------
and delivery of this Agreement do not, and the consummation of the transactions contemplated by this Agreement and the compliance with the terms, conditions and provisions of this Agreement by Buyer will not, (a) violate or conflict with any provision of Buyer's articles of organization or operating agreement, as the case may be; (b) violate, conflict with or result in the breach or termination of, or otherwise give any contracting party (which has not consented to such execution, delivery and consummation) the right to change the terms of, or to terminate or accelerate the maturity of, or constitute a default under the terms of, any indenture, mortgage, loan or credit agreement or any other material agreement or instrument to which Buyer is a party or by which any of its assets may be bound or affected; (c) violate any Applicable Law, other than any such conflicts, breaches, terminations, accelerations, defaults or violations that would not, individually or in the aggregate, have a Material Adverse Effect.

          5.03    Pending Litigation or Proceedings.  There are no claims,
                  ---------------------------------
suits, actions, proceedings, arbitrations or investigations pending or, to the knowledge of Buyer, threatened, against or otherwise relating to or involving Buyer or any of its properties, the

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outcome of which would reasonably be expected to affect the ability of Buyer to consummate the transactions contemplated by this Agreement.

          5.04    Brokerage.  Buyer has not made any agreement or taken any
                  ---------
other action which might cause anyone to become entitled to a broker's fee or commission as a result of the transactions contemplated hereby.

          5.05    Consents and Approvals.  Except as set forth on SCHEDULES
                  ----------------------
4.04(e) AND 4.14, the execution, delivery and performance of this Agreement by Buyer and the consummation of the transactions contemplated hereby do not require any consent, approval or authorization of, or registration or filing with, any Person or Governmental Authority.


                                   ARTICLE 6
                  CERTAIN ADDITIONAL COVENANTS AND AGREEMENTS

          6.01  Operation of Business Pending Closing.
                -------------------------------------

          (a) Prior to the Closing Date, except as set forth in subsection (b) below and except as necessary to effect the transactions contemplated by this Agreement, or except with the prior consent of Buyer, Target shall conduct its business in the usual and ordinary course as currently being conducted, and without limiting the generality of the foregoing clause, Target shall not do any of the following:

                (i) amend its articles of incorporation or bylaws, or merge, consolidate, liquidate or dissolve;

                (ii) issue any capital stock, any securities convertible or exchangeable into capital stock, or any options, warrants or rights with respect to capital stock, or split, subdivide or reclassify its capital stock;

                (iii) declare or pay any dividend or make any other distribution on its capital stock;

                (iv) increase the compensation or benefits of officers or employees of Target or pay any bonuses except for normal and customary increases made or bonuses paid or accrued in accordance with past practices;

                (v) create or incur any lien, encumbrance, mortgage, pledge, charge or security interest whatsoever on any of its properties; or, except for the issuance of insurance contracts or policies and the settlement of insurance claims in the ordinary course of business, incur or assume any guaranty or other liability to discharge an obligation of another, or incur or assume any obligations for money borrowed, or cancel or discount any material debt owed to it;

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                (vi) enter into or terminate any Material Contract;

                (vii) make any expenditure for fixed assets in excess of $1,000 for any single item or $10,000 in the aggregate;

                (viii) do or fail to do anything that will cause a breach of, or default under, any Material Contract; or

                (ix) make any change (whether or not material) in its accounting procedures, methods, policies or practices or the manner in which Target maintains its records.

          (b) Notwithstanding subsection (a) above, prior to the Effective Time, Target shall pay all accrued but unpaid bonuses owed by Target to its employees.

          6.02    Access to Information.  Subject to the terms of the Letter of
                  ---------------------
Intent and the confidentiality agreement contemplated thereby, Target and Shareholder shall give to Buyer and their authorized representatives, during normal business hours, access to all of Target's contracts, books and records, and Target shall furnish to Buyer and its authorized representatives such additional financial, legal and other information with respect to Target that Buyer may reasonably request. Except as and to the extent required by law, Buyer shall not disclose or use any Confidential Information with respect to Target furnished, or to be furnished, by its representatives to Buyer or its representatives in connection herewith at any time or in any manner other than in connection with its evaluation and/or consummation of the transactions contemplated by this Agreement.

          6.03    Schedules.  At any time and from time to time between the date
                  ---------
hereof and the date that is two business days prior to the Closing Date, Target shall have the right and the continuing obligation to supplement any of the Schedules contained in Article 4 hereof, respectively, with respect to any matter arising or coming to the Knowledge of Target, respectively, after the date hereof that, if existing, occurring or known at such date, would have been required to be set forth or described in such Schedules. If, in the recipient party's reasonable determination, any such supplements provided by the other party reveal any Material Adverse Effect or any condition or event that would be reasonably likely to result in a Material Adverse Effect, the recipient party may terminate this Agreement.

          6.04    Best Efforts.  Each of the parties hereto agrees to use its
                  ------------
best efforts to take, or to cause to be taken, all reasonable actions and to do, or to cause to be done, all reasonable things necessary, proper or advisable under Applicable Laws to perform their respective agreements, undertakings and obligations hereunder and to consummate the transactions contemplated by this Agreement. None of the parties hereto will intentionally take or intentionally permit to be taken any action that would be in breach of

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the terms or provisions of this Agreement or that would cause any of the representations contained herein to be or become untrue.

          6.05    Exclusive Dealings.  Unless and until this Agreement is
                  ------------------
terminated prior to Closing pursuant to Article 8, neither Target nor any of its affiliates, officers, directors, agents, advisers or shareholders shall (i) solicit submissions of proposals of offers from any Person other than Buyer relating to any acquisition or purchase of all or any material part of the capital stock, assets or properties of Target, the sale or issuance of any capital stock of Target or of any corporation formed by Target or any affiliate to which any of the capital stock, assets or properties of Target may be contributed, or any merger or consolidation of Target or of any corporation formed by Target or any affiliate to which any assets or properties of Target may be contributed (each an "ACQUISITION PROPOSAL"); (ii) participate in any
                             --------------------
discussions or negotiations regarding, or furnish any information to any Person other than Buyer, or otherwise cooperate in any way or assist, facilitate or encourage any Acquisition Proposal by any Person other than Buyer; or (iii) enter into any agreement or understanding, whether oral or written, that would prevent the consummation of the transaction proposed hereby.

          6.06    Expenses.  If Closing does not occur as set forth in this
                  --------
Agreement, the expenses of the parties hereto shall be paid as provided in
SECTION 8.03 If Closing occurs, Shareholder shall pay or reimburse all expenses of Target incurred in connection with the transactions contemplated hereby and Buyer shall pay or reimburse all expenses of Buyer incurred in connection with the transactions contemplated hereby.

          6.07    Financing.  Buyer shall use its reasonable best efforts to
                  ---------
obtain the consent of its lenders to consummate the transactions contemplated by this Agreement or otherwise arrange to enter into borrowing arrangements at the Closing Date pursuant to which Buyer shall have the ability to borrow money on commercially reasonable terms, including the ability to borrow under such arrangements such amounts as may be required, when aggregated with other funds on hand or available to Buyer (including funds available immediately following the Closing Date) to pay in full all amounts payable by Buyer pursuant to
Article 3 hereof (collectively, the "FINANCING").  Buyer shall promptly notify
                                     ---------
Target if Buyer shall reasonably conclude that Buyer will not be able to conclude the Financing on or prior to June 2, 1997.

          6.08    Prepayment Penalties.  Target will promptly reimburse Buyer
                  --------------------
for any penalties, surcharges, termination amounts or other amounts owed as a result of Buyer's prepayment of any liability for borrowed money of Target within six (6) months after the Closing Date.

          6.09  Assignment of Radio Permits.  Promptly upon receipt of notice
                ---------------------------
from Buyer of the arrangement of the Financing:

          (a) Target and Shareholder shall file or cause to be filed all applications and any amendments thereto or additional applications that may be necessary to obtain

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                                                                  EXECUTION COPY


temporary operating authority from the FCC for the call signs WNHU977, WNVK659, WPAF675 and WNZK555 pursuant to Section 90.159 of the Rules and Regulations of the FCC for a period not to exceed 180 days, unless extended by the FCC.

          (b) Target and Shareholder agree to file or cause to be filed all applications and any amendments thereto or additional applications, that may be necessary to obtain the FCC's consent to the assignment of the Radio Permit to Buyer. Buyer agrees to cooperate with Target and Shareholder in discharging this responsibility.

          (c) In the event Buyer's conditional, temporary operating authority is canceled or the assignment applications are dismissed or denied, authority to operate the stations shall revert to Shareholder. Upon the occurrence of such event, Buyer and Shareholder agree to enter into, execute and deliver the Lease Agreement substantially in the form of EXHIBIT A and the Reseller Agreement
                                       ---------
substantially in the form of EXHIBIT B.
                             ---------

          6.10 Abatement of Tax Penalties. Until the fifth anniversary of the Closing Date, Buyer will promptly reimburse Shareholder the full amount of any funds received from any section of the U.S. Department of the Treasury - Internal Revenue Service and/or the State of Louisiana Department of Revenue and Taxation resulting from an abatement of any penalties or the return of any tax overages paid to the government(s) of the United States or the State of Louisiana prior to the Closing Date. Buyer designates and authorizes Shareholder, as an independent contractor, to pursue on behalf of Buyer as successor in interest to Target all claims related to or arising from such penalties or tax overages, including filing amendments or supplements to previous filings, provided however, that nothing in this Section 6.10 shall create an employment relationship between Buyer and Shareholder, provided further, that Shareholder shall have no authority to act on Buyer's behalf with respect to matters other than those specifically set forth in this Section 6.10.

                                   ARTICLE 7
                             CONDITIONS TO CLOSING

          7.01    Conditions to Obligations of Buyer.  The obligations of Buyer
                  ----------------------------------
to proceed with the Closing under this Agreement are subject to the fulfillment prior to or at Closing of the following conditions (any one or more of which may be waived in whole or in part by Buyer at Buyer's option):

          (a) Bringdown of Representations and Warranties.  The representations
              -------------------------------------------
and warranties of Target and Shareholder contained in this Agreement shall be true and correct on and as of the time of Closing, with the same force and effect as though such representations and warranties had been made on, as of and with reference to such time and Buyer shall have received certificates to such effect signed by each of Shareholder and an authorized officer of Target.

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                                                                  EXECUTION COPY


          (b) Performance and Compliance.  Target shall have performed all of
              --------------------------
the covenants and complied with all of the provisions required by this Agreement to be performed or complied with by it on or before the Closing, and Buyer shall have received a certificate to such effect signed by an authorized officer of Target.

          (c) Opinion of Counsel.  Buyer shall have received from Powers, Clegg
              ------------------
& Willard, L.L.P., counsel for Target, an opinion dated the Closing Date substantially in the form of EXHIBIT C.
                             ---------

          (d) Satisfactory Instruments.  All instruments and documents required
              ------------------------
on Target's and Shareholder's part to effectuate and consummate the transactions contemplated hereby shall be delivered to Buyer and shall be in form and substance reasonably satisfactory to Buyer and its counsel.

          (e) Litigation.  No order of any court or administrative agency shall
              ----------
be in effect which enjoins or prohibits the transactions contemplated hereby or which would limit or materially adversely affect Buyer's ownership or control of Target or the business of Target, and there shall not have been threatened, nor shall there be pending, any action or proceeding by or before any Governmental Authority (i) challenging any of the transactions contemplated by this Agreement or seeking monetary relief by reason of the consummation of such transactions or
(ii) which might have a Material Adverse Effect on the future conduct of the business of Target.

          (f) No Material Adverse Effect.  There shall not have occurred any
              --------------------------
Material Adverse Effect with respect to Target, or any condition or event which is reasonably likely to result in a Material Adverse Effect, subsequent to January 1, 1997.

          (g) Incumbency Certificate.  Target shall have delivered to Buyer an
              ----------------------
incumbency certificate dated the Closing Date certifying the incumbency of all officers of Target who have executed this Agreement or any of the other agreements, documents or instruments required to be delivered hereunder. These certificates shall contain specimens of the signatures of each of such officers and shall be executed by an officer of Target other than an officer whose incumbency or authority is certified.

          (h) Certificate of Existence.  Target shall have delivered to Buyer,
              ------------------------
with respect to Target, a certificate of the Secretary of State of Louisiana, dated not more than 10 days before the Closing Date, stating that Target is a corporation in existence under the laws of such state and has paid all applicable Taxes due to such state.

          (i) Certified Copies of Resolutions.  Target shall have delivered to
              -------------------------------
Buyer copies, certified by the duly qualified and acting Secretary or Assistant Secretary of Target, of resolutions adopted by the Board of Directors of Target, and of resolutions adopted by the shareholders of Target, approving this Agreement and the consummation of the transactions contemplated hereby.

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                                                                  EXECUTION COPY


          (j) Delivery of Original Records.  Target shall have delivered to
              ----------------------------
Buyer the original corporate minute books for Target, along with the certificates representing the issued and outstanding shares of capital stock of Target.

          (k) Financing.  Buyer shall have secured the Financing contemplated
              ---------
by Section 6.07.

          (l) Non-Compete.  Shareholder shall have entered into, executed and
              -----------
delivered the Non-Compete Agreement substantially in the form of EXHIBIT D
                                                                 ---------
hereto.

          (m) Certificate of Compliance.  Target shall have delivered to Buyer a
              -------------------------
certificate, executed by the President of Target and attested by the Secretary or Assistant Secretary of Target, stating that Target has strictly complied with
Article VII of Target's Articles of Incorporation and Article IX of Target's Bylaws regarding sales and transfers of stock.

          7.02    Conditions to Obligations of Target.  The obligations of
                  -----------------------------------
Target and Shareholder to proceed with the Closing under this Agreement are subject to the fulfillment prior to or at Closing of the following conditions (any one or more of which may be waived in whole or in part by Target or Shareholder at Target's or Shareholder's option):

          (a) Bringdown of Representations and Warranties.  The representations
              -------------------------------------------
and warranties of Buyer contained in this Agreement shall be true and correct on and as of the time of Closing, with the same force and effect as though such representations and warranties had been made on, as of and with reference to such time, and Target shall have received a certificate to such effect signed by authorized officers of Buyer.

          (b) Performance and Compliance.  Buyer shall have performed all of the
              --------------------------
covenants and complied with all of the provisions required by this Agreement to be performed or complied with by it on or before the Closing, and Target shall have received a certificate to such effect signed by authorized officers of Buyer.

          (c) Opinion of Counsel.  Target shall have received from Alston & Bird
              ------------------
LLP, counsel for Buyer, an opinion dated the Closing Date substantially in the form of EXHIBIT E.
        ---------

          (d) Satisfactory Instruments.  All instruments and documents required
              ------------------------
on Buyer's part to effectuate and consummate the transactions contemplated hereby shall be delivered to Target and shall be in form and substance reasonably satisfactory to Target and its counsel.

          (e) Litigation.  No order of any court or administrative agency shall
              ----------
be in effect which enjoins or prohibits the transactions contemplated hereby, and there shall not have been threatened, nor shall there be pending, any action or proceeding by or before any Governmental Authority challenging any of the transactions contemplated by this Agreement or seeking monetary relief by reason of the consummation of such transactions.

          (f) Incumbency Certificate.  Buyer shall have delivered to Target an
              ----------------------
incumbency certificate dated the Closing Date certifying the incumbency of all officers of the Manager of Buyer who have executed this Agreement or any of the other agreements, documents or instruments required to be delivered hereunder. These certificates shall contain specimens of the signatures of each of such officers and shall be executed by officers of the Manager of Buyer other than an officer whose incumbency or authority is certified.

          (i) Certificate of Existence.  Buyer shall have delivered to Target a
              ------------------------
certificate of the Secretary of State of Georgia, dated not more than 10 days before the Closing Date, stating that Buyer is a limited liability company in existence under the laws of the State of Georgia.

          (j) Certified Copies of Resolutions.  Buyer shall have delivered to
              -------------------------------
Target copies, certified by the duly qualified and acting Secretary or Assistant Secretary of Buyer, of resolutions adopted by the Manager of Buyer approving this Agreement and the consummation of the transactions contemplated hereby.


                                   ARTICLE 8
                                  TERMINATION

          8.01  When Agreement May be Terminated.  This Agreement may be
                --------------------------------
terminated at any time prior to Closing:

          (a) By Buyer (i) at any time if any representation and warranty of Target contained in Article 4 was incorrect in any material respect when made or becomes incorrect in any material respect at any time after the date hereof and prior to the Effective Time, (ii) at any time if Target fails to comply in any material respect with any provision of Article 6 binding upon it, or (iii) upon written notice to Target given on or at any time after January 31, 1997 if all the conditions precedent set forth in SECTION 7.01 to be performed by Target have not been performed by that date; or

          (b) By Buyer upon written notice to Target given at any time if Buyer reasonably believes that the Financing will not be received by Buyer on or prior to June 2, 1997.

          (c) In accordance with SECTION 6.03.

          (d) By Target upon written notice from Buyer provided in accordance with SECTION 6.07.

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                                                                  EXECUTION COPY


          8.02    Effect of Termination.  In the event of termination of this
                  ---------------------
Agreement by either Buyer on the one hand, or Target, on the other, as provided above, this Agreement shall forthwith terminate and there shall be no liability on the part of any party or any party's officers or directors, except for liabilities arising from a breach of this Agreement prior to such termination, liabilities set forth in SECTION 8.03 below and liabilities and obligations under the confidentiality agreements referred to in the Letter of Intent. The provisions of SECTION 8.03, together with each of the confidentiality agreements referred to in the Letter of Intent, shall survive termination of this Agreement and shall not be extinguished thereby.

          8.03    Payment of Expenses on Termination.  If this Agreement is
                  ----------------------------------
terminated by Buyer pursuant to SECTION 8.01(A) or (C) Target shall pay and reimburse Buyer for all expenses such parties incurred prior to such termination in connection with the preparation of this Agreement and the transactions contemplated hereby. If this Agreement is terminated by Buyer pursuant to
SECTION 8.01(B) each party shall bear its own expenses incurred in connection with the preparation of this Agreement and the consummation of the transactions contemplated hereby.

                                   ARTICLE 9
                                INDEMNIFICATION

          9.01  Definitions
                -----------

          For the purposes of this Article:

          (a) "INDEMNIFICATION CLAIM" shall mean a claim for
               ---------------------
indemnification hereunder.

          (b) "INDEMNITEES" shall mean Buyer and its agents, representatives,
               -----------
employees, officers, directors, shareholders, controlling persons and affiliates.

          (c) "INDEMNITORS" shall mean Target and Shareholder.
               -----------

          (d) "LOSSES" shall mean any and all demands, claims, actions or causes
               ------
of action, assessments, losses, diminution in value, damages (including special and consequential damages), liabilities, costs, and expenses, including without limitation, interest, penalties, cost of investigation and defense, and reasonable attorneys' and other professional fees and expenses.

          (e) "THIRD PARTY CLAIM" shall mean any claim, suit or proceeding
               -----------------
(including, without limitation, a binding arbitration or an audit by any taxing authority) that is instituted against an Indemnitee by a person or entity other than an Indemnitor and which, if prosecuted successfully, would result in a Loss for which such Indemnitee is entitled to indemnification hereunder.

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                                                                  EXECUTION COPY


          9.02  Agreement of Indemnitors to Indemnify
                -------------------------------------

          Subject to the terms and conditions of this Article, Indemnitors agree, jointly and severally, to indemnify, defend, and hold harmless Indemnitees, and each of them, from, against, for, and in respect of any and all Losses asserted against, or paid, suffered or incurred by, an Indemnitee and resulting from, based upon, or arising out of:

          (a) the inaccuracy, untruth, or incompleteness of any material representation or warranty of Indemnitors contained in or made pursuant to this Agreement or in any certificate, Schedule, or Exhibit furnished by Indemnitors in connection herewith; and

          (b) a breach of or failure to perform any material covenant or agreement of Indemnitors made in this Agreement.

          9.03  Procedures for Indemnification.
                -------------------------------

          (a) An Indemnification Claim shall be made by an Indemnitee by delivery of a written notice to Indemnitor requesting indemnification and specifying the basis on which indemnification is sought and the amount of asserted Losses and, in the case of a Third Party Claim, containing (by attachment or otherwise) such other information as such Indemnitee shall have concerning such Third Party Claim.

          (b) If the Indemnification Claim involves a Third Party Claim the procedures set forth in SECTION 9.04 hereof shall be observed by Indemnitee and Indemnitor.

          (c) If the Indemnification Claim involves a matter other than a Third Party Claim, Indemnitor shall have thirty (30) days to object to such Indemnification Claim by delivery of a written notice of such objection to such Indemnitee specifying in reasonable detail the basis for such objection. Failure to timely so object shall constitute a final and binding acceptance of the Indemnification Claim by Indemnitor, and the Indemnification Claim shall be paid in accordance with subsection (d) hereof. If an objection is timely interposed by Indemnitor and the dispute is not resolved by Indemnitee and Indemnitor within fifteen (15) days from the date Indemnitee receives such objection, such dispute shall be resolved by arbitration as provided in SECTION
10.14 of this Agreement.

          (d) Upon determination of the amount of an Indemnification Claim, whether by agreement between Indemnitor and Indemnitee or by an arbitration award or by any other final adjudication, Indemnitor shall pay the amount of such Indemnification Claim in accordance with the instructions of the Indemnitee within ten (10) days of the date such amount is determined.

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                                                                  EXECUTION COPY


          9.04    Third Party Claims.  The obligations and liabilities of the
                  ------------------
parties hereunder with respect to a Third Party Claim shall be subject to the following terms and conditions:

          (a) Indemnitee shall give Indemnitor written notice of a Third Party Claim promptly after receipt by Indemnitee of notice thereof, and Indemnitor may undertake the defense, compromise and settlement thereof by representatives of its own choosing reasonably acceptable to Indemnitee. The failure of Indemnitee to notify Indemnitor of such claim shall not relieve Indemnitors of any liability that it may have with respect to such claim except to the extent Indemnitor demonstrates that the defense of such claim is prejudiced by such failure. The assumption of the defense, compromise and settlement of any such Third Party Claim by Indemnitor shall be an acknowledgment of the obligation of Indemnitor to indemnify Indemnitee with respect to such claim hereunder. If Indemnitee desires to participate in, but not control, any such defense, compromise and settlement, it may do so at its sole cost and expense. If, however, Indemnitor fails or refuses to undertake the defense of such Third Party Claim within ten (10) days after written notice of such claim has been given to Indemnitor by Indemnitee, Indemnitee shall have the right to undertake the defense, compromise and settlement of such claim with counsel of its own choosing. In the circumstances described in the preceding sentence, Indemnitee shall, promptly upon its assumption of the defense of such claim, make an Indemnification Claim as specified in SECTION 9.03 which shall be deemed an Indemnification Claim that is not a Third Party Claim for the purposes of the procedures set forth herein.

          (b) If, in the reasonable opinion of Indemnitee, any Third Party Claim or the litigation or resolution thereof involves an issue or matter which could have a material adverse effect on the business, operations, assets, properties or prospects of Indemnitee (including, without limitation, the administration of the tax returns and responsibilities under the tax laws of Indemnitee), Indemnitee shall have the right to control the defense, compromise and settlement of such Third Party Claim undertaken by Indemnitor, and the costs and expenses of Indemnitee in connection therewith shall be included as part of the indemnification obligations of Indemnitor hereunder. If Indemnitee shall elect to exercise such right, Indemnitors shall have the right to participate in, but not control, the defense, compromise and settlement of such Third Party Claim at its sole cost and expense.

          (c) No settlement of a Third Party Claim involving the asserted liability of Indemnitor under this Article shall be made without the prior written consent by or on behalf of Indemnitor, which consent shall not be unreasonably withheld or delayed. Consent shall be presumed in the case of settlements of $50,000.00 or less where Indemnitor has not responded within five
(5) business days of notice of a proposed settlement. If Indemnitor assumes the defense of such a Third Party Claim, (a) no compromise or settlement thereof may be effected by Indemnitor without Indemnitee's consent unless (i) there is no finding or admission of any violation of law or any violation of the rights of any person and no effect on any other claim that may be made against

                                                                  EXECUTION COPY


Indemnitee (ii) the sole relief provided is monetary damages that are paid in full by Indemnitor and (iii) the compromise or settlement includes, as an unconditional term thereof, the giving by the claimant or the plaintiff to Indemnitee of a release, in form and substance satisfactory to Indemnitee, from all liability in respect of such Third Party Claim, and (b) Indemnitee shall have no liability with respect to any compromise or settlement thereof effected without its consent.

          (d) In connection with the defense, compromise or settlement of any Third Party Claim, the parties to this Agreement shall execute such powers of attorney as may reasonably be necessary or appropriate to permit participation of counsel selected by any party hereto and, as may reasonably be related to any such claim or action, shall provide access to the counsel, accountants and other representatives of each party during normal business hours to all properties, personnel, books, tax records, contracts, commitments and all other business records of such other party and will furnish to such other party copies of all such documents as may reasonably be requested (certified, if requested).

          9.05    Other Rights and Remedies Not Affected.  The rights of
                  --------------------------------------
Indemnitee under this Article 9 are independent of and in addition to such rights and remedies as Indemnitee may have at law or in equity or otherwise for any misrepresentation, breach of warranty or the failure to fulfill any agreement or covenant hereunder on the part of Indemnitor, including without limitation the right to seek specific performance, recession or restitution, none of which rights or remedies shall be affected or diminished hereby.

          9.06    Time Limitations.  Indemnitor shall have no liability under
                  ----------------
clause (a) of SECTION 9.02 with respect to: (a) the breach of any representation or warranty, other than those set forth in SECTIONS 4.02, 4.04, 4.08, 4.10, 4.11 and 4.15 hereof, unless on or before one (1) year after the Closing Date Indemnitor is given notice asserting an Indemnification Claim with respect thereto; (b) the breach of the representations and warranties of Indemnitor contained in SECTION 4.08 hereof, unless notice asserting an Indemnification Claim based thereon is given to Indemnitor prior to the expiration of the period of time when deficiencies may be assessed against Target with respect to any tax period ended on or prior to the Effective Time; and (c) the breach of the representations and warranties of Indemnitor contained in SECTION 4.15, unless on or before five (5) years after the Closing Date Indemnitor is given notice asserting an Indemnification Claim with respect thereto. An Indemnification Claim based upon a breach of the representations and warranties set forth in SECTIONS 4.02, 4.04, 4.10 and 4.11 or based upon the failure of Indemnitor to perform the covenants and agreements to be performed by them hereunder or based upon clause (c) of SECTION 9.02 hereof may be made at any time.

          9.07    Subrogation.  Upon payment in full of any Indemnification
                  -----------
Claim, whether such payment is effected by set-off or otherwise, or the payment of any judgment or settlement with respect to a Third Party Claim, Indemnitor shall be subrogated to the extent of such payment to the rights of Indemnitee against any person or entity with respect to the subject matter of such Indemnification Claim or Third Party Claim.

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                                                                  EXECUTION COPY


          9.08    Buyer's Right of Set-Off.  Notwithstanding anything to the
                  -------------------------
contrary herein contained, Buyer shall have the right to set-off against and deduct from the Purchase Adjustment Amount (a) any amount which any Indemnitor becomes obligated (whether by agreement between one or more of the Indemnitors and Buyer or by arbitration award) to pay to Buyer hereunder, and (b) any other amounts which may be payable by the Indemnitors to Buyer under this Agreement or by virtue of the transactions provided for herein. Buyer's right of set-off shall be superior to any right of Indemnitors to request or direct payment of any part or all of the Purchase Adjustment Amount to or for the account of Indemnitors. Prior to exercising the aforementioned right of set-off, Buyer shall give Indemnitors five (5) days written notice of its intent to exercise such right. If within five (5) days of receiving such notice, Indemnitors object in writing to Buyer's exercise of its right of set-off, then Buyer shall set aside and hold the disputed amount free of any obligation to pay over the disputed amount to or at the direction of Indemnitors, and Buyer's asserted right of set-off will be submitted to arbitration pursuant to SECTION 10.14 hereof. Notwithstanding anything to the contrary in this Agreement, all amounts set aside and held pending the resolution of arbitration shall remain set aside and held until the final resolution of such arbitration pursuant to SECTION
10.14 hereof. If at the time for payment of the Purchase Adjustment Amount, an Indemnification Claim has been asserted by Buyer but the Indemnitors obligation with respect thereto has not been finally determined or agreed upon, Buyer may withhold payment of such portion of the Purchase Adjustment Amount as shall be sufficient to pay and reimburse Buyer for all losses upon which the Indemnification Claim is based and shall not be required to pay such withheld amount over to Shareholder until five (5) days following the final determination or agreement that the Indemnitors are not obligated to the Indemnitees with respect to such Indemnification Claim or if obligated the Indemnitors have paid and satisfied such Indemnification Claim in full.


                                   ARTICLE 10
                                 MISCELLANEOUS

          10.01   Nature and Survival of Representations.  The representations,
                  --------------------------------------
warranties, covenants and agreements contained in this Agreement shall survive the Closing until that date which is one year after the Closing Date, except that: (i) the representations and warranties contained in SECTION 4.08 shall survive the Closing until the expiration of the period of time when deficiencies may be assessed against Target with respect to any tax period ended on or prior to the Effective Time; (ii) the representations and warranties contained in
SECTION 4.15 shall survive the Closing until the fifth anniversary of the Closing Date; and (iii) the representations and warranties contained in SECTIONS 4.02, 4.04, 4.10 and 4.11 shall survive indefinitely. Buyer acknowledges that it has been afforded the opportunity to perform such investigation of Target as it deems necessary or appropriate; however, no investigation by Buyer will diminish or obviate any of the representations, warranties, covenants or agreements or Buyer's right to rely upon such representations, warranties, covenants and agreements.

                                                                  EXECUTION COPY


          10.02 Amendment.  This Agreement may not be amended or modified
                ---------
without the prior written consent of all parties.

          10.03   Waiver.  Failure to insist upon strict compliance with any of
                  ------
the terms or conditions of this Agreement at any one time shall not be deemed a waiver of such term or condition at any other time; nor shall any waiver or relinquishment of any right or power granted herein at any time be deemed a waiver or relinquishment of the same or any other right or power at any other time.

          10.04   Governing Law.  Notwithstanding the place where this Agreement
                  -------------
may be executed by any of the parties, the parties expressly agree that this Agreement shall in all respects be governed by, and construed in accordance with, the laws of the State of Louisiana, without regard for its conflict of laws doctrine.

          10.05   Notices.  Any notice or other communication to be given
                  -------
hereunder shall be in writing and shall be deemed sufficient when (i) mailed by United States certified mail, return receipt requested, (ii) mailed by overnight express mail, (iii) sent by facsimile or telecopy machine, followed by confirmation mailed by first-class mail or overnight express mail, or (iv) delivered in person, at the address set forth below, or such other address as a party may provide to the other in accordance with the procedure for notices set forth in this Section:

                If to Buyer:

                Satellink Paging LLC
                1325 Northmeadow Parkway
                Suite 120
                Roswell, Georgia  30076
                Attention:  Mr. Jerry W. Mayfield
                Telephone:  (770) 664-2640
                Telecopy:    (770) 664-2651

                with a copy (which shall not constitute notice) to:

                Alston & Bird LLP
                One Atlantic Center
                1201 W. Peachtree Street
                Atlanta, Georgia  30309
                Attention:  Sidney J. Nurkin
                Telephone: (404) 881-7000
                Telecopy:  (404) 881-7777

                If to Target:

                                                                  EXECUTION COPY


                Satelink Paging, Inc.
                11740 Coursey Boulevard
                Suite F1
                Baton Rouge, Louisiana  78016
                Attention:  Mr. Lee Pickard
                Telephone:
                          -----------------
                Telecopy:
                          -----------------



                with a copy (which shall not constitute notice) to:

                Powers, Clegg & Willard, L.L.P.
                7967 Office Park Boulevard
                Post Office Box 15948
                Baton Rouge, Louisiana  70895
                Telephone:  (504) 928-1951
                Telecopy:  (504) 929-9834

                If to Shareholder:

                Mr. A. Lee Pickard
                11740 Coursey Boulevard
                Suite F1
                Baton Rouge, Louisiana 78016

                Telephone:
                          -----------------
                Telecopy:
                          -----------------

                with a copy (which shall not constitute notice) to:

                Powers, Clegg & Willard, L.L.P.
                7967 Office Park Boulevard
                Post Office Box 15948
                Baton Rouge, Louisiana  70895
                Telephone:  (504) 928-1951
                Telecopy:  (504) 929-9834


          10.06   Invalid Provision.  If any provision of this Agreement shall
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be determined to be invalid or unenforceable, this Agreement shall be deemed amended to delete such provision and the remainder of this Agreement shall be enforceable by its terms.

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                                                                  EXECUTION COPY


          10.07   Assignment.  This Agreement may not be assigned or delegated
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by any party without the prior written consent of all other parties, which consent shall not be unreasonably withheld or delayed. In the event of assignment of this Agreement the original parties shall remain bound to the obligations, terms, conditions and provisions of this Agreement.

          10.08   Binding Effect.  This Agreement shall be binding upon and
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inure to the benefit of the parties hereto and their respective permitted successors and assigns.

          10.09   Further Assurances.  Each party agrees to execute and deliver
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all such further instruments and do all such further acts as may be reasonably necessary or appropriate to effectuate this Agreement.

          10.10   Headings.  Headings and captions contained in this Agreement
                  --------
are inserted only as a matter of convenience and for reference and in no way define, limit, extend or prescribe the scope of this Agreement or the intent of any provision.

          10.11   Person and Gender.  The masculine gender shall include the
                  -----------------
feminine and neuter genders and the singular shall include the plural.

          10.12   Entire Agreement.  This Agreement, together with its Schedules
                  ----------------
and Exhibits, and the Letter of Intent and confidentiality agreement referenced therein, constitute the entire agreement of the parties with respect to matters set forth in this Agreement and the Letter of Intent, and supersede any prior understanding or agreement, oral or written, with respect to such matters. To the extent that the provisions of this Agreement and the Letter of Intent may be inconsistent, the provisions of this Agreement shall control.

          10.13   Interpretations.  Neither this Agreement nor any uncertainty
                  ---------------
or ambiguity herein shall be construed or resolved against any party hereto, whether under any rule of construction or otherwise. No party shall be considered the draftsman. On the contrary, this Agreement has been reviewed, negotiated and accepted by all parties and shall be construed and interpreted according to the ordinary meaning of the words used so as to fairly accomplish the purposes and intentions of all parties hereto.

          10.14   Arbitration.  The parties agree that any dispute between or
                  -----------
among them arising out of or based upon this Agreement, or the consummation of the transactions provided for herein shall be submitted to and resolved by arbitration in Baton Rouge, Louisiana in accordance with the rules and procedures of the American Arbitration Association, and the decision of the arbiter(s) in such dispute shall be final and binding on the parties to such arbitration proceeding. Except as the arbiter(s) may otherwise award or assess the expenses of any such proceeding, each party shall bear its own costs and expenses, including the expense of its counsel, in any such arbitration proceeding.

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          10.15   Execution in Counterparts.  This Agreement may be executed in
                  -------------------------
any number of counterparts, each of which shall be an original, and all such counterparts shall constitute one and the same Agreement, binding on all the parties notwithstanding that all the parties are not signatories to the same counterpart.

                          SIGNATURES ON FOLLOWING PAGE

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            IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

                                 SATELLINK PAGING LLC


                                 By:  SATELLINK COMMUNICATIONS, INC.,
                                        its Manager


                                 By: /s/ Jerry W. Mayfield
                                    -------------------------------

                                 Name: Jerry W. Mayfield
                                      -----------------------------

                                 Title: President
                                       ----------------------------


                                 SATELINK PAGING, INC.



                                 By: /s/ A. Lee Pickard
                                    -------------------------------

                                 Name: A. Lee Pickard
                                      -----------------------------

                                 Title: President
                                       ----------------------------



                                 SHAREHOLDER


                                 /s/ A. Lee Pickard
                                 ----------------------------------
                                 Mr. A. Lee Pickard



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